Exhibit 99.1

(1)           This amendment is filed to correct the number of shares reported and the reporting persons that are included, and does not report the acquisition of any new securities.  The amount reported includes the shares of common stock, par value $0.01 (“Common Stock”), of Noranda Aluminum Holding Corporation (the “Issuer”) held of record by Apollo Investment Fund VI, L.P. (“AIF VI”) and the options to purchase shares of Common Stock granted to Apollo Management VI, L.P. (“Management VI”) for its own benefit, but does not includes shares of Common Stock held of record by Noranda Holdings, L.P., or the options to purchase shares of Common Stock granted to Apollo Alternative Assets, L.P. for its own benefit.

Management VI serves as the investment manager for AIF VI.  AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP.  Each of Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any shares of the Issuer’s Common Stock owned of record by AIF VI, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Each of AIF VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the options to purchase shares of the Issuer’s Common Stock granted to Management VI, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for AIF VI is One Manhattanville Road, Suite 201, Purchase, NY 10577.

The address for Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 W. 57th Street, 43rd Floor, New York, NY 10019.